MERGER AGREEMENT

between

FIRST BANCORP

and

GREAT PEE DEE BANCORP, INC.

Dated as of July 12, 2007

TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS

ARTICLE II

THE MERGER; CONVERSION AND  EXCHANGE OF COMPANY SHARES

ARTICLE I

DEFINED TERMS

ARTICLE II

THE MERGER; CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1	The Merger.	1
2.2	Company Shares.	2
2.3	Merger Consideration.	2
2.4	Closing Payment	3
2.5	Exchange Procedures.	3
2.6	Dissenting Shares	4
2.7	Company Stock Options.	4

ARTICLE III

THE CLOSING

3.1	Closing	5
3.2	Deliveries by the Company	5
3.3	Deliveries by the Buyer	5

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization, Standing and Power.	6
4.2	Authority; No Conflicts.	6
4.3	Capital Stock; Subsidiaries.	7
4.4	SEC Reports; Company Financial Statements.	7
4.5	Absence of Undisclosed Liabilities	8
4.6	Absence of Certain Changes or Events	8
4.7	Tax Matters.	8
4.8	Assets	9
4.9	Real Property.	10
4.1	Securities Portfolio and Investments	10
4.11	Environmental Matters.	11
4.12	Compliance with Laws	11
4.13	Labor Relations	12
4.14	Employee Benefit Plans.	12
4.15	Material Contracts.	13
4.16	Legal Proceedings.	14
4.17	Proprietary Rights.	14

i

4.18	Reports	15
4.19	Registration Statement; Proxy Statement	15
4.2	Accounting, Tax, and Regulatory Matters	15
4.21	State Takeover Laws	15
4.22	Charter Provisions	16
4.23	Records	16
4.24	Derivatives	16
4.25	Certain Regulated Businesses	16
4.26	Commissions	16

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1	Organization.	16
5.2	Authority; No Conflicts.	17
5.3	Buyer’s Stock; Subsidiaries.	17
5.4	SEC Filings; Buyer Financial Statements.	18
5.5	Absence of Undisclosed Liabilities	18
5.6	Absence of Certain Changes or Events	18
5.7	Tax Matters.	19
5.8	Assets	20
5.9	Real Property	20
5.1	Securities Portfolio and Investments	21
5.11	Environmental Matters.	21
5.12	Compliance with Laws	22
5.13	Labor Relations	22
5.14	Employee Benefit Plans.	22
5.15	Material Contracts.	24
5.16	Legal Proceedings	24
5.17	Proprietary Rights	25
5.18	Reports	25
5.19	Registration Statement; Proxy Statement	25
5.2	Accounting, Tax, and Regulatory Matters	26
5.21	Derivatives	26
5.22	Certain Regulated Businesses	26
5.23	Commissions	26

ARTICLE VI

COVENANTS

6.1	Covenants of the Company.	27
6.2	Covenants of the Buyer.	31
6.3	Covenants of All Parties to the Agreement.	35

ARTICLE VII

DISCLOSURE OF ADDITIONAL INFORMATION

7.1	Access to Information	37

7.2	Access to Premises	37
7.3	Environmental Survey	37
7.4	Confidentiality	38
7.5	Publicity	38

ARTICLE VIII

CONDITIONS TO CLOSING

8.1	Mutual Conditions	38
8.2	Conditions to the Obligations of the Company	39
8.3	Conditions to the Obligations of the Buyer	41

ARTICLE IX

TERMINATION

9.1	Termination	42
9.2	Procedure and Effect of Termination.	44
9.3	Termination Fee; Expenses.	44

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Expenses	45
10.2	Survival of Representations	45
10.3	Amendment and Modification	45
10.4	Waiver of Compliance; Consents	45
10.5	Notices	45
10.6	Assignment; Third Party Beneficiaries	46
10.7	Separable Provisions	46
10.8	Governing Law	46
10.9	Counterparts	47
10.1	Interpretation	47
10.11	Entire Agreement	47

EXHIBITS

Exhibit A	Form of Plan of Merger
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Affiliate Agreement

COMPANY’S DISCLOSURE SCHEDULE

Section 4.2(b)	No Conflicts
Section 4.3	Subsidiaries
Section 4.4	SEC Reports, Company Financial Statements
Section 4.10	Investments
Section 4.12	Compliance with Laws
Section 4.14	Employee Benefit Plans
Section 4.15	Material Contracts
Section 6.1	Ordinary Course
Section 6.2(c)	Severance Payments

BUYER’S DISCLOSURE SCHEDULE

Section 5.3	Subsidiaries
Section 5.5	Absence of Undisclosed Liabilities
Section 5.14	Employee Benefit Plans
Section 5.15	Material Contracts

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of the 12th day of July, 2007, is by and between:

First Bancorp, a North Carolina corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Buyer”); and

Great Pee Dee Bancorp, Inc., a Delaware corporation registered as a savings and loan holding company with the Office of Thrift Supervision under the Home Owners’ Loan Act, as amended (the “Company”).

Background Statement

The Buyer and the Company desire to effect a merger pursuant to which the Company will merge with and into the Buyer, with the Buyer being the surviving corporation (the “Merger”).  In consideration of the Merger, the shareholders of the Company will receive shares of common stock of the Buyer.  It is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Statement of Agreement

In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth in Appendix 1.

ARTICLE II

THE MERGER; CONVERSION AND
EXCHANGE OF COMPANY SHARES

2.1           The Merger.

(a)           The Merger.  On the terms and subject to the conditions of this Agreement, the Plan of Merger, and the Laws of North Carolina and Delaware, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “Surviving Company”).

(b)           Governing Documents.  The articles of incorporation of the Buyer in effect at the Effective Time (as defined below) shall be the articles of incorporation of the Surviving Company until further amended in accordance with applicable law.  The bylaws of the Buyer in effect at the Effective Time shall be the bylaws of the Surviving Company until further amended in accordance with applicable law.

(c)           Directors and Officers.  From and after the Effective Time, (i) subject to Section 6.2(b)(i), until successors or additional directors are duly elected or appointed in accordance with applicable law, the directors of the Buyer at the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of the Buyer at the Effective Time shall be the officers of the Surviving Company.

(d)           Approval.  The parties hereto shall take and cause to be taken all action necessary for the corporate approval and authorization of (i) this Agreement and the other documents contemplated hereby (including without limitation the Plan of Merger) and (ii) the Merger and the other transactions contemplated hereby.

(e)           Effective Time.  The Merger shall become effective on the date and at the time of filing of the articles of merger in respect of the Merger, in the form required by and executed in accordance with the Laws of North Carolina and Delaware, or at such other time specified therein.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

(f)           Filing of Articles of Merger.  At the Closing, the Buyer and the Company shall cause the articles of merger (containing the Plan of Merger) in respect of the Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of the State of Delaware, as required by the Laws of North Carolina and Delaware, and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.

2.2           Company Shares.

(a)           Each share of the Company’s common stock (the “Company Shares”), par value $0.01 per share, issued and outstanding, except for Company Shares held by the Buyer and its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or as collateral for outstanding loans made by the Buyer or its subsidiaries), shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and converted at the Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this Article II.  Each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

(b)           Notwithstanding anything contained in this Section 2.2 to the contrary, any Company Shares held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

(c)           From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

2.3           Merger Consideration.

(a)           Subject to Sections 2.4, 2.5 and 9.1(h), at the Effective Time, the holders of Company Shares outstanding at the Effective Time, other than the Buyer and its Affiliates in the cases set forth above, shall be entitled to receive, and the Buyer shall issue and deliver, a number of shares of the Buyer’s Stock representing 1.15 shares of the Buyer’s Stock for each Company Share (the “Per Share Stock Consideration”).  The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(b)           In the event the Buyer changes the number of shares of the Buyer’s Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each such event, a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is prior to such Effective Time, the Exchange Ratio shall be appropriately and proportionately adjusted to reflect such change.

(c)           No fractional shares of the Buyer’s Stock shall be issued or delivered in connection with the Merger.  In lieu of any such fractional share, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of the Buyer’s Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the Buyer’s Stock on the trading day immediately prior to the Effective Time.

2.4           Closing Payment.  No later than the Effective Time, the Buyer shall deposit with an exchange and transfer agent selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, a certificate or certificates representing the aggregate number of shares of the Buyer’s Stock to be issued and paid as the Merger Consideration in accordance with the provisions of this Agreement.  The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 2.5 below.

2.5           Exchange Procedures.

(a)           As promptly as practicable after the Effective Time, but in no event later than 10 Business Days after the Effective Time, the Buyer shall mail, or cause the Exchange Agent to mail, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such certificates in exchange for payment of the Merger Consideration (such materials, collectively, the “Transmittal Letter”).  The Transmittal Letter shall be in such form as the Buyer and the Company agree.

(b)           After the Effective Time, the Buyer shall cause the Exchange Agent to deliver the Merger Consideration in accordance with the provisions of this Agreement to each holder of Company Shares who has properly delivered a Transmittal Letter and surrendered its certificate or certificates representing its shares of Company Stock to the Exchange Agent.  The Buyer shall not be obligated to deliver any of the Merger Consideration until such holder properly delivers a completed Transmittal Letter and surrenders the certificate(s) representing such holder’s Company Shares (or executes such documentation as appropriate in connection with lost or otherwise misplaced certificates).  Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(c)           To the extent permitted by applicable Law, after the Effective Time, former shareholders of record of the Company shall be entitled to vote at any meeting of the Buyer’s shareholders the number of whole shares of the Buyer’s Stock into which their respective Company Shares are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer’s Stock in accordance with the provisions of this Agreement.  Whenever a dividend or other distribution is declared by the Buyer on the Buyer’s Stock, the record date for which is at or after the

 Effective Time, the declaration shall include dividends or other distributions on all shares of the Buyer’s Stock issuable pursuant to this Agreement, but beginning at such Effective Time, no dividend or other distribution payable to the holders of record of the Buyer’s Stock as of any time subsequent to such Effective Time shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this Section 2.5.  However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer’s Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

2.6           Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger and who properly shall have demanded payment for such shares in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration.  Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them, plus accrued interest, in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or otherwise lost their rights to appraisal of such shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares.  The Company shall give the Buyer (i) prompt notice of any written demands for payment of fair value of any Company Shares, attempted withdrawals of any such demands or any other instruments served pursuant to Delaware Law and received by the Company relating to shareholders’ rights to demand payment of fair value of Company Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Delaware Law consistent with the obligations of the Company thereunder.  The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.

2.7           Company Stock Options.

(a)           At the Effective Time, each right to purchase Company Shares pursuant to stock options (“Company Options”) granted by the Company under the Company Option Plan that are outstanding at the Effective Time of the Merger shall be converted into and become rights with respect to the Buyer’s Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the Company Option Plan and the stock option agreement by which such Company Option is evidenced, except that from and after such Effective Time:  (i) the Buyer and its compensation committee shall be substituted for the Company and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of the Company) administering the Company Option Plan; (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer’s Stock; (iii) the number of shares of the Buyer’s Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next highest share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest cent.

(b)           In addition, notwithstanding clauses (ii), (iii) and (iv) of Section 2.7(a), each assumed Company Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

(c)           As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to such Company Option Plan shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by the above subsection (a) after giving effect to the Merger), and the Buyer shall comply with the terms of the Company Option Plan to ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after such Effective Time.  At or prior to the Effective Time, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer’s Stock for issuance upon exercise of the Company Options assumed by it in accordance with this Section 2.7.  The Buyer agrees to file as promptly as practicable, and in no event later than 45 days, after the Effective Time, a registration statement on Form S-8 covering the shares of the Buyer’s Stock issuable pursuant to the Company Options.

ARTICLE III

THE CLOSING

3.1           Closing.  The Closing of the Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the “Closing Date”).  At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated herein.

3.2           Deliveries by the Company.  At or by the Closing, the Company shall have executed and delivered or caused to be executed and delivered the following documents:

(a)           the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.3;

(b)           articles of merger (containing the Plan of Merger) giving effect to the Merger; and

(c)           all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

3.3           Deliveries by the Buyer.  At or by the Closing, the Buyer shall have executed and delivered or caused to be executed and delivered the following documents:

(a)           the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.2;

(b)           articles of merger (containing the Plan of Merger) giving effect to the Merger;

(c)           the Employment Agreement; and

(d)           all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company’s Disclosure Schedule, the Company represents and warrants to the Buyer that each of the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1           Organization, Standing and Power.

(a)           The Company is a savings and loan holding company registered with the Office of Thrift Supervision.  The Company Bank is a federal savings association organized under the laws of the United States of America and is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

(b)           Each of the Company and its subsidiaries is either a federal savings association or a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each of the Company and its subsidiaries has the corporate or other applicable power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets.  Each of the Company and its subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

4.2           Authority; No Conflicts.

(a)           Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of the Company’s obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Company.  This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b)           Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or any other similar governing document, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

4.3           Capital Stock; Subsidiaries.

(a)           The authorized capital stock of the Company consists solely of (i) 3,600,000 shares of common stock, par value $0.01 per share, of which 1,789,981 shares are issued and outstanding as of the date of this Agreement and (ii) 400,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement.  Except for such shares, there are no shares of capital stock or other equity securities of the Company outstanding.  The authorized capital stock of the Company Bank consists of 20,000,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such shares, there are no shares of capital stock or other equity securities of the Company Bank outstanding.  Section 4.3 of the Company’s Disclosure Schedule lists all of the Company’s direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement.  The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

(b)           All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons.  Except as set forth on Section 4.3 of the Company’s Disclosure Schedule, no equity securities of any subsidiary of the Company are or may become required to be issued (other than to the Company or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which any subsidiary of the Company is bound to issue (other than to the Company or subsidiary of the Company) additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of any subsidiary of the Company (other than to the Company or any of its subsidiaries).  There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company.

4.4           SEC Reports; Company Financial Statements.

(a)           The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”).  Except as set forth on Section 4.4 of the Company Disclosure Schedule, the Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading.  None of the Company’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b)           Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

4.5           Absence of Undisclosed Liabilities.  Neither the Company nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Company, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Company as of June 30, 2006 included in the Company Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2006.  Neither the Company nor any of its subsidiaries has incurred or paid any Liability since June 30, 2006, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company.  No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.6           Absence of Certain Changes or Events.  Since June 30, 2006, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and (ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

4.7           Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of any of the Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 2006, and, to the Knowledge of the Company, all Tax Returns filed are complete and accurate in all Material respects.  All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)           None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           Adequate provision for any Material Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

(d)           Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e)           None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f)           There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

(g)           There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company and its subsidiaries that occurred during any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after June 30, 2006.

(h)           After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Buyer, which consent will not be unreasonably withheld.

(i)           Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.8           Assets.  Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits in the ordinary course of business consistent with past practice.  Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all tangible properties used in the businesses of the Company and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices.  Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.  Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations.  None of the Company or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect.  The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

4.9           Real Property.

(a)           The Company has valid, good and marketable fee simple title to all Real Property owned, leased or operated in whole or in part by the Company (the “Company Real Property”), free and clear of all Liens other than Permitted Real Property Encumbrances.

(b)           The Company Real Property, and the improvements, buildings and structures thereon (the “Company Improvements”), (i) constitute all of the Real Property used or operated by the Company and (ii) may continue to be used for the operation of its business as currently operated by the Company after the Closing.  The current and anticipated use of the Company Real Property and the Company Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any Law or legal requirement has been received by the Company.

(c)           There are no pending, or, to the knowledge of the Company, threatened, or contemplated condemnation, expropriation or other proceedings (nor is there any basis for any such action) affecting the Company Real Property, or any part thereof, or of any assessments made or threatened with respect to the Company Real Property or any part thereof, or of any sales or other disposition of the Company Real Property, or any part thereof, in lieu of condemnation.

(d)           The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property, or any portion thereof or interest therein.

(e)           To the Knowledge of the Company, no Company Improvement encroaches upon any other property, and there are no encroachments by other buildings or improvements onto the Company Real Property.

4.10           Securities Portfolio and Investments.  All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company.  There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities.  Except for fluctuations in the market values of United States Treasury and agency or municipal securities and except as set forth on Section 4.10 of the Company Disclosure Schedule, since June 30, 2006, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

4.11           Environmental Matters.

(a)           To the Knowledge of the Company, the Participation Facilities and Loan Collateral of the Company and it subsidiaries are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)           To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

(c)           To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any of its Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that is could not reasonably be expected to have a Material Adverse Effect on the Company.

(d)           To the Knowledge of the Company, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e)           To the Knowledge of the Company, during and prior to the period of (i) any of the Company’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Company’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Company’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.12           Compliance with Laws.  Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company.  None of the Company or its subsidiaries: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (b) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Company, or (c) requiring the Company or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) except as set forth on Section 4.12 of the Company Disclosure Schedule, to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

4.13           Labor Relations.  Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Company, is there any activity involving any of the Company’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.14           Employee Benefit Plans.

(a)           The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of all Benefit Plans of the Company.

(b)           Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, all Benefit Plans of the Company are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

(c)           Neither the Company nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).  Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in Section 4.14(c) of the Company’s Disclosure Schedule.

(d)           The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after June 30, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(e)           Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter.  Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption.  With respect to each such Company Benefit Plan, to the Knowledge of the Company, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Company.  There is no Material Litigation pending or, to the Knowledge of the Company, threatened relating to any Company ERISA Plan.

(f)           Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company or any of its subsidiaries nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Company.  No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Company.

(g)           Neither the Company nor any of its subsidiaries maintains or has ever maintained a Company Pension Plan.

(h)           Neither the Company nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(i)           Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

4.15           Material Contracts.

(a)           Except as set forth on Section 4.15 of the Company’s Disclosure Schedule, none of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-QSB filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Company’s Form 10-QSB filed for the fiscal quarter ended March 31, 2007, or in another SEC document (together with all Contracts referred to in Sections 4.8 and 4.14 of this Agreement, the “Company Contracts”).

(b)           With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company, or has repudiated or waived any Material provision thereunder.  Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

4.16           Legal Proceedings.

  There is no Litigation instituted or pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Company or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.  There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

4.17           Proprietary Rights.

(a)           Ownership and Right to Use.  The Company owns, has been granted a license to use or otherwise has the right to use all of the Intellectual Property that it uses, or holds for use, in its business (the “Company Proprietary Rights”).

(b)           Trade Secrets.  The Company has taken efforts that are reasonable under the circumstances to prevent unauthorized disclosure to any other Person of such portions of the Company’s trade secrets that would enable such Person to compete with the Company within the scope of the Company’s business as now conducted and as presently proposed to be conducted.

(c)           No Infringement.  The Company has not interfered with, infringed upon or misappropriated the Intellectual Property of any other Person and the continued operation of the Company’s business by the Buyer, in the manner that such business is currently conducted or proposed to be conducted, will not interfere with, infringe upon or misappropriate the Intellectual Property of any other Person.  To the Knowledge of the Company, no Person is interfering with, infringing upon or misappropriating any Company Proprietary Right.  No claim has been asserted against the Company by any Person:  (i) that such Person has any right, title or interest in or to any of the Company Proprietary Rights; (ii) that such Person has the right to use any of the Company Proprietary Rights; (iii) to the effect that any past, present or projected act or omission by the Company infringes the Intellectual Property of such Person; or (iv) that challenges the Company’s right to use any of the Company Proprietary Rights. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

4.18           Reports.  Since the date of its organization, each of the Company and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Company.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

4.19           Registration Statement; Proxy Statement.  Subject to the accuracy of the representations contained in Section 5.19, the information supplied by the Company or its subsidiaries for inclusion in the registration statement (the “Registration Statement”) covering the shares of the Buyer’s Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading.  The information supplied by or on behalf of the Company and its subsidiaries for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company to consider, at a special meeting (the “Shareholder Meeting”), the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their affiliates, officers or directors should be discovered by the Company or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Buyer and, at the Buyer’s request, assist in the preparation of an amendment for filing with the SEC.  The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer and its subsidiaries, including information that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

4.20           Accounting, Tax, and Regulatory Matters.  To the Knowledge of the Company, none of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

4.21           State Takeover Laws.  Each of the Company and its subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of Delaware.

4.22           Charter Provisions.  Each of the Company and its subsidiaries has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws, or other governing instruments of any of them or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

4.23           Records.  Complete and accurate copies of the articles of incorporation or charter and bylaws of each of the Company and its subsidiaries have been made available to the Buyer.  The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

4.24           Derivatives.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

4.25           Certain Regulated Businesses.  Neither the Company nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.26           Commissions.  Other than Howe Barnes Hoefer & Arnett, Inc., no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its subsidiaries or any of the Company’s shareholders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Buyer’s Disclosure Schedule, the Buyer represents and warrants to the Company that each of the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5.1           Organization.

(a)           The Buyer is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended and the North Carolina Commissioner of Banks.  The Buyer Bank is a state chartered bank incorporated under North Carolina Law and is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

(b)           Each of the Buyer and the Buyer Bank is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets.  Each of the Buyer and the Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.2           Authority; No Conflicts.

(a)           Subject to required regulatory and shareholder approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of and performance of the Buyer’s obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Buyer.  This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Buyer’s articles of incorporation or bylaws or any similar governing documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to the Buyer or any of its subsidiaries or any of their respective Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3           Buyer’s Stock; Subsidiaries.

(a)           The authorized capital stock of the Buyer consists of 20,000,000 shares of common stock, no par value per share, of which 14,392,803 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock or other equity securities of the Buyer outstanding.  The authorized capital stock of the Buyer Bank consists of 2,500,000 shares of common stock, $5.00 par value per share, of which 1,134,042 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Buyer, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding.  Section 5.3 of the Buyer’s Disclosure Schedule lists all of the Buyer’s direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement.  Except as set forth on Section 5.3 of the Buyer’s Disclosure Schedule, the Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

(b)           All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable.  Shares of the Buyer’s Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances.  None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons, and none of the shares of the Buyer’s Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

5.4           SEC Filings; Buyer Financial Statements.

(a)           The Buyer has filed and made available to the Company all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 2003 (collectively, the “Buyer SEC Reports”).  The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.  None of the Buyer’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b)           Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

5.5           Absence of Undisclosed Liabilities.  Except as set forth in Section 5.5 of the Buyer’s Disclosure Schedule, neither the Buyer nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Buyer, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 2006 included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 2006.  Neither the Buyer nor any of its subsidiaries has incurred or paid any Liability since December 31, 2006, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Buyer.  No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.6           Absence of Certain Changes or Events.  Since December 31, 2006, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted, in all Material Respects, its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.7           Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of any of the Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and, to the Knowledge of the Buyer, all Tax Returns filed are complete and accurate in all Material respects.  All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Buyer, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)           None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           Adequate provision for any Material Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

(d)           Each of the Buyer and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(e)           None of the Buyer and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f)           There are no Material Liens with respect to Taxes upon any of the Assets of the Buyer and its subsidiaries.

(g)           There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Buyer and its subsidiaries that occurred during any Taxable Period in which any of the Buyer and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 2006.

(h)           After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Company, which consent will not be unreasonably withheld.

(i)           Neither the Buyer nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.8           Assets.  Each of the Buyer and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets.  Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all tangible properties used in the businesses of the Buyer and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices.  Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all Assets held under leases or subleases by any of the Buyer and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.  Each of the Buyer and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations.  None of the Buyer or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect.  The Assets of the Buyer and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

5.9           Real Property.

(a)           The Buyer has valid, good and marketable fee simple title to all Real Property owned, leased or operated in whole or in part by the Buyer (the “Buyer Real Property”), free and clear of all Liens other than Permitted Real Property Encumbrances.

(b)           The Buyer Real Property, and the improvements, buildings and structures thereon (the “Buyer Improvements”), (i) constitute all of the real property used or operated by the Buyer and (ii) may continue to be used for the operation of its business as currently operated by the Buyer after the Closing.  The current and anticipated use of the Buyer Real Property and the Buyer Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any Law or legal requirement has been received by the Buyer.

(c)           There are no pending, or to the Knowledge of the Buyer, threatened or contemplated condemnation, expropriation or other proceedings (nor is there any basis for any such action) affecting the Buyer Real Property, or any part thereof, or of any assessments made or threatened with respect to the Buyer Real Property or any part thereof, or of any sales or other disposition of the Buyer Real Property, or any part thereof, in lieu of condemnation.

(d)           The Buyer does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Buyer Real Property, or any portion thereof or interest therein.

(e)           To the Knowledge of the Buyer, no Buyer Improvement encroaches upon any other property, and there are no encroachments by other buildings or improvements onto the Buyer Real Property.

5.10           Securities Portfolio and Investments.  All securities owned by the Buyer or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and those Liens that could not reasonably be expected to have a Material Adverse Effect on the Buyer.  There are no voting trusts or other agreements or undertakings to which the Buyer or any of its subsidiaries is a party with respect to the voting of any such securities.  Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since December 31, 2006, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.

5.11           Environmental Matters.

(a)           To the Knowledge of the Buyer, the Participation Facilities and Loan Collateral of the Buyer and its subsidiaries are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b)           To the Knowledge of the Buyer, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Buyer and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Buyer or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(c)           To the Knowledge of the Buyer, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of its Loan Collateral (or the Buyer or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(d)           To the Knowledge of the Buyer, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), except such could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(e)           To the Knowledge of the Buyer, during and prior to the period of (i) any of the Buyer’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Buyer’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Buyer’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.12           Compliance with Laws.  Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer.  None of the Buyer or its subsidiaries: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Buyer, (b) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (c) requiring the Buyer or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.  The most recent regulatory rating given to the Buyer as to compliance with the Community Reinvestment Act was “satisfactory” or better.

5.13           Labor Relations.  Neither the Buyer nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Buyer, is there any activity involving any of the Buyer’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14           Employee Benefit Plans.

(a)           The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies in each case of all Buyer Benefit Plans.

(b)           All Buyer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(c)           Neither the Buyer nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).  Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Buyer or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Buyer or any of its subsidiaries has any Liability, is disclosed as such in Section 5.14 of the Buyer’s Disclosure Schedule.

(d)           The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Buyer Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Buyer Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 2001, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Buyer Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(e)           Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter.  Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and to the Knowledge of the Buyer, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption.  With respect to each such Buyer Benefit Plan, to the Knowledge of the Buyer, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Buyer.  There is no Material Litigation pending or, to the Knowledge of the Buyer, threatened relating to any Buyer ERISA Plan.

(f)           Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that  could reasonably be expected to have a Material Adverse Effect on the Buyer.  Neither the Buyer or any of its subsidiaries nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Buyer.  No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(g)           Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Buyer Pension Plan, (ii) no Material change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no Material increase in benefits under any Buyer Pension Plan as a result of plan amendments or changes in applicable Law, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.  Neither any Buyer

Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Buyer or its subsidiaries, or the single-employer plan of any entity that is considered one employer with the Buyer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a “Buyer ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA.  All contributions with respect to a Buyer Pension Plan or any single-employer plan of a Buyer ERISA Affiliate have or will be timely made and there is no Lien or expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971.  Neither the Buyer nor any of its subsidiaries has provided, or is required to provide, security to a Buyer Pension Plan or to any single-employer plan of a Buyer ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.  All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer, except to the extent any failure that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(h)           No Liability under Title IV of ERISA has been or is expected to be incurred by the Buyer or it subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any Buyer ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums which have been paid when due), except to the extent any failure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(i)           Neither the Buyer nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Buyer Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Buyer or it subsidiaries from the Buyer or any of its subsidiaries under any Buyer Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

5.15           Material Contracts.

(a)           Except as set forth on Section 5.15 of the Buyer’s Disclosure Schedules, none of the Buyer or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Buyer or its subsidiaries or the guarantee by the Buyer or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-Q filed by the Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Buyer’s Form 10-Q filed for the fiscal quarter ended March 31, 2007, or in another SEC document (together with all Contracts referred to in Sections 5.8 and 5.14 of this Agreement, the “Buyer Contracts”).

(b)           With respect to each Buyer Contract: (i) the Contract is in full force and effect; (ii) none of the Buyer or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer; (iii) neither the Buyer nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Buyer, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer, or has repudiated or waived any Material provision thereunder.  Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Buyer and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

5.16           Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.  There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

5.17           Proprietary Rights.

(a)           Ownership and Right to Use.  The Buyer owns, has been granted a license to use or otherwise has the right to use all of the Intellectual Property that it uses, or holds for use, in its business (the “Buyer Proprietary Rights”).

(b)           Trade Secrets.  The Buyer has taken efforts that are reasonable under the circumstances to prevent unauthorized disclosure to any other Person of such portions of the Buyer’s trade secrets that would enable such Person to compete with the Buyer within the scope of the Buyer’s business as now conducted and as presently proposed to be conducted.

(c)           No Infringement.  The Buyer has not interfered with, infringed upon or misappropriated the Intellectual Property of any other Person and the continued operation of the Buyer’s business by the Company, in the manner that such business is currently conducted or proposed to be conducted, will not interfere with, infringe upon or misappropriate the Intellectual Property of any other Person.  To the Knowledge of the Buyer, no Person is interfering with, infringing upon or misappropriating any Buyer Proprietary Right.  No claim has been asserted against the Buyer by any Person:  (i) that such Person has any right, title or interest in or to any of the Buyer Proprietary Rights; (ii) that such Person has the right to use any of the Buyer Proprietary Rights; (iii) to the effect that any past, present or projected act or omission by the Buyer infringes the Intellectual Property of such Person; or (iv) that challenges the Buyer’s right to use any of the Buyer Proprietary Rights.  No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

5.18           Reports.  Since the date of its organization, each of the Buyer and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Buyer.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.19           Registration Statement; Proxy Statement.  Subject to the accuracy of the representations contained in Section 4.19, the Registration Statement covering the shares of the Buyer’s stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading.  Subject to the accuracy of the representations contained in Section 4.19, the Proxy Statement to be sent to the shareholders of the Company to consider, at the Shareholder Meeting, the Merger, will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event relating to the Buyer or the Buyer Bank or any of their affiliates, officers or directors should be discovered by the Buyer or the Buyer Bank that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer or the Buyer Bank will promptly inform the Company and prepare an amendment for filing with the SEC, subject to review and approval of the Company, which approval shall not be unreasonably withheld or delayed.  The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder.  Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

5.20           Accounting, Tax, and Regulatory Matters.  To the Knowledge of the Buyer, none of the Buyer or it subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

5.21           Derivatives.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Buyer or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.22           Certain Regulated Businesses.  Neither the Buyer nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

5.23           Commissions.  Other than Raymond James & Associates, Inc., no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer, any of its subsidiaries or any of the Buyer’s shareholders.

ARTICLE VI

COVENANTS

6.1           Covenants of the Company.

(a)           Ordinary Conduct of Business.  Except as otherwise expressly permitted by this Agreement, the Company will, and will cause each of its subsidiaries to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons.  Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 6.1(a) of the Company’s Disclosure Schedule, the Company will not, and it will not permit its subsidiaries to, do any of the following without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed:

(i)           amend its governing documents;

(ii)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options (including the grant of reload options in connection with the exercise of existing stock options) or other equity equivalents of any class or any other of its securities, or amend any of the terms of any securities outstanding as of the date hereof; provided that nothing in this Section 6.1(a)(ii) shall preclude the holders of Company stock options that have vested in accordance with their terms and the terms of the plan or plans under which such stock options were issued from exercising such stock options for the purchase of Company common stock, and provided further that any such permitted exercise shall not result in the grant of any reload options;

(iii)           (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock,(except for regular quarterly cash dividends paid in accordance with past practice at the rate of $0.64 per share per annum, including the payment of any quarterly portion thereof as is necessary to prevent the Company’s shareholders from failing to receive a quarterly dividend from either the Company or the Buyer during any particular calendar quarter), or (C) redeem or otherwise acquire any of its securities;

(iv)           (A) incur or assume any long-term or short-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice, but in any event not to exceed an amount per loan of $400,000, pledge or otherwise encumber shares of its capital stock, (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice or (E) prepay or accelerate amortization of any outstanding Company ESOP indebtedness;

(v)           except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

(vi)           except as provided in Section 6.2(c), grant to any director or executive officer or employee any stock options or increase in his or her compensation or pay or agree to pay to any such person other than in the ordinary course of business consistent with past practices any bonus, severance, change of control or termination payment, specifically including any such payment that becomes payable upon termination of such Person by it after the Closing;

(vii)           enter into or amend any employment Contract;

(viii)           acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

(ix)           change or modify any of the accounting principles or practices used by it or  revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

(x)           (A) enter into, cancel or modify any Contract other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $10,000;  (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $25,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

(xi)           pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xii)           settle or compromise any pending or threatened suit, action or claim in an amount greater than $10,000 per claim or $50,000 in the aggregate;

(xiii)           take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

(xiv)           agree, whether in writing or otherwise, to do any of the foregoing.

(b)           Consents.  The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby, including without limitation from the appropriate Governmental Authorities and the parties to those Contracts listed on Section 4.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Merger and not be breached thereby.

(c)           Shareholder Approval.  Subject to Section 6.1(d), the Company will, at the earliest practicable date, hold the Shareholder Meeting and take all lawful action to solicit the approval and adoption of this Agreement (and the related Plan of Merger) and the Merger by the requisite vote.  In connection with such shareholder meeting, subject to Section 6.1(d), the Company’s board of directors will recommend to the Company’s shareholders such approvals.  Such recommendation shall be contained in the Proxy Statement.

(d)           Acquisition Proposals.

(i)           The Company shall not, and shall not permit any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries to, directly or indirectly, (x) take any action to solicit, initiate or encourage any Acquisition Proposal, or (y) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal.  From and after the date hereof, the Company shall, and shall cause its subsidiaries and the Affiliates, representatives, advisers and agents of the Company and its subsidiaries to, cease doing any of the foregoing.

(ii)           Notwithstanding the foregoing, in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors concludes in good faith that there is a reasonably likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, the Company may furnish to any party information and access in response to a request for information or access made incident to such Acquisition Proposal and may participate in discussions and negotiate with such party concerning its Acquisition Proposal to the extent that the Company’s board of directors shall have determined, based upon the advice of outside counsel experienced in such matters, that failing to take such action would violate the directors’ fiduciary duties under applicable Law; provided, however, that prior to providing any nonpublic information permitted to be provided by this subsection (ii), the Company and its subsidiaries shall have entered into a confidentiality agreement with such third party on terms no less favorable to them than contained in the Confidentiality Agreements.

(iii)           Unless this Agreement has been terminated in accordance with the provisions hereof, the board of directors of the Company shall notify the Buyer immediately of any and all communications regarding or in anticipation of an Acquisition Proposal and of any Acquisition Proposals that are made, and shall in such notice indicate in reasonable detail, to the extent reasonably possible, the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all developments relating thereto or that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

(e)           Employee Benefit Plans.

(i)           The Company shall, prior to the Effective Time, in accordance with applicable law and the terms of the relevant plan documents, (A) take all actions as may be necessary to satisfy or pay in full all obligations of the Company or its subsidiaries under the following plans (to the extent due and payable prior to the Effective Time) and to terminate such plans: the 1998 Recognition and Retention Plan, the 2003 Long-Term Incentive Stock Benefit Plan, and the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan; (B) comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such plans if required, such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code; (C) with respect to the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan, obtain from each participant receiving payment thereunder an acknowledgment acknowledging the payment of the amounts due and releasing the Buyer, Buyer Bank, the Company and

Company Bank from any further obligations thereunder; and (D) provide to the Buyer written evidence, in form reasonably acceptable to the Buyer, that the Company has complied with the provisions of this paragraph.

(ii)           With respect to the First Federal Savings and Loan Association of Cheraw Restated Non-Qualified Deferred Compensation Plan, the Company and Company Bank shall, prior to the Effective Time, comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such Plan if required, such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code.  As of the Effective Time, the Buyer shall assume and honor Company and Company Bank’s obligations under such Plan.

(iii)           With respect to the Great Pee Dee Bancorp, Inc. and First Federal Savings and Loan Association of Cheraw Deferred Compensation Plan for Directors (the “2002 Plan”) and the Great Pee Dee Bancorp and Sentry Bank & Trust 2005 Deferred Compensation Plan for Directors (the “2005 Plan”), Company and Company Bank shall, prior to the Effective Time, in accordance with applicable law and the terms of the Plan documents and such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code, (A) comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such Plans if required; and (B) terminate the 2002 Plan and provide for payments of Plan benefits due to participants.  As of the Effective Time, the Buyer shall assume and honor the Company and Company Bank’s obligations under such Plans.  The Plans shall provide for the following benefit distributions, which shall not trigger interest or additional tax payable under Section 409A(a)(1)(B) of the Code: with respect to the 2005 Plan, Herbert W. Watts and H. Malloy Evans, Jr. shall receive distributions under the elections described later in this paragraph, and all participants in the 2002 Plan shall receive distributions in three equal annual installments commencing at the later of January 1, 2008 or the Effective Time.  With respect to the 2005 Plan, prior to the Effective Time and in any event prior to December 31, 2007 (the end of the transition period under Section 409A of the Code), Mr. Watts shall execute and deliver to the Company and to the Buyer an election form indicating that he shall receive a single lump sum payment of his account balance, and Mr. Evans shall execute and deliver to the Company and to the Buyer an election form indicating that he shall receive his account balance in equal monthly or annual installments over a three (3) year period.  Distributions under the 2005 Plan shall commence at the later of January 1, 2008, or the Effective Time.  Following the distribution of all assets held thereunder, the 2005 Plan shall be terminated.

(iv)           Concurrently with the execution and delivery of this Agreement, the Company and Company Bank shall prepare an acknowledgement in the form attached as Section 6.1(e) of the Company Disclosure Schedule (an “Acknowledgement Agreement”), which shall, in a manner consistent with the Plans (as amended, if applicable) that are the subject of paragraphs (ii) and (iii) above, set forth the manner in which each participant’s rights under such Plans will be assumed and honored by the Buyer.

(v)           The Company and Company Bank may, prior to the Effective Time, amend such rabbi trusts that hold assets in the (A) First Federal Savings and Loan Association of Cheraw Restated Non-Qualified Deferred Compensation Plan, (B) the 2002 Plan, (C) the 2005 Plan, and (D) the First Federal Savings and Loan Association of

Cheraw Non-Qualified Supplemental Plan, in order to consolidate assets from such plans within a single rabbi trust or more than one rabbi trust as it deems necessary or appropriate to provide for an orderly distribution of benefits to participants in such Plans.  Following the distribution of all plan assets held thereunder, the rabbi trusts shall be terminated.

(vi)           After the date of this Agreement, the 2005 Plan shall be frozen, and neither the Company nor the Company Bank shall make or permit to be made any additional contributions or deferrals under any plan that is a “nonqualified deferred compensation plan” under Treas. Reg. § 1.409A-1(a).

6.2           Covenants of the Buyer.

(a)           Reservation of Shares of the Buyer’s Stock.  The Buyer shall reserve for issuance a sufficient number of shares of the Buyer’s Stock to cover the issuances of such stock required hereby.

(b)           Directors.

(i)           Effective at the Effective Time, the Buyer shall cause James C. Crawford to be elected or appointed as a member of the board of directors of the Buyer and the Buyer Bank; provided that Mr. Crawford meets the independence requirements of the Nasdaq Global Select Market.  If Mr. Crawford does not meet the independence requirements of the Nasdaq Global Select Market, the Buyer shall cause to elected or appointed as a member of the board of directors of the Buyer and Buyer Bank another member of the board of directors of the Company and the Company Bank who meets the independence requirements of the Nasdaq Global Select Market.  The Buyer shall include such designated individual as a candidate for election as director and recommend and solicit proxies for his or her election at such next annual meeting.  After such meeting, such designated person shall be subject to the same nomination and election procedures as the other directors on the boards of the Buyer and the Buyer Bank.

(ii)           The Company’s directors at the Effective Time who do not join the Buyer’s board of directors will have the option to participate on a local advisory board of the Buyer (which advisory board the Buyer agrees to establish and maintain for at least three years).  Each former Company director who joins such advisory board shall be paid a fee of $1,000 per month for his or her good faith service in promoting the Buyer and the Buyer Bank as a member of such advisory board for the three year period beginning on the Effective Date and ending on the third anniversary of the Effective Date.  After the third anniversary of the Effective Date, participants on the local advisory board shall be paid Buyer’s normal advisory board fee for service as a member of such advisory board.

(c)           Employees.

(i)           Except as covered by the Employment Agreement and any existing employment agreements of Company set forth on Section 4.15(a) of the Company Disclosure Schedule, any and all of the Company’s employees will be employed on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person to obligate the Buyer or any Affiliate thereof to employ any such person for any specific period of time or in any specific position or to restrict the Buyer’s or any of its Affiliates’ right to terminate the employment of any such person at any time and for any reason satisfactory to it.

(ii)           Company employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer or such subsidiary, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (but not for the calculation of any benefit accrual under any defined benefit plan); provided, however, in the event of any termination or consolidation of any Company or Company Bank health plan with any Buyer or Buyer Bank health plan, the Buyer or Buyer Bank shall make available to employees of the Company or Company Bank who continue employment with the Buyer or Buyer Bank (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of the Buyer and Buyer Bank.  Unless a Continuing Employee affirmatively terminates coverage under a Company or Company Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Buyer or Buyer Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company or Company Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer and Buyer Bank and their dependents.  In the event of any termination of any Company or Company Bank health plan, or consolidation of any Company or Company Bank health plan with any Buyer Bank health plan, any coverage limitation under the Buyer Bank health plan due to any pre-existing condition shall be waived by the Buyer Bank health plan to the degree that such condition was covered by the Company or Company Bank health plan and such condition would otherwise have been covered by the Buyer Bank health plan in the absence of such coverage limitation.  All Continuing Employees who cease participating in a Company Bank health plan and become participants in a comparable Buyer Bank health plan (i) shall receive credit for any co-payment and deductibles paid under Company Bank’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Buyer Bank health plan, upon substantiation, in a form satisfactory to Buyer Bank that such co-payment and/or deductible has been satisfied, and (ii) will not be subject to any exclusion or penalty for preexisting conditions that were covered under the Company or Company Bank’s health plans as of the Closing Date or any waiting period relating to coverage under the Buyer or Buyer Bank’s health plans.  There shall be no waiting periods applicable to any Company or Company Bank employees to participate in such benefits (including applicable insurance benefits).

(iii)           The Buyer or one of its subsidiaries shall honor any and all vacation accrued by the employees of the Company and the Company Bank and any sick leave up to 30 days.

(iv)           The Buyer shall provide severance  to any employees of the Company that are terminated in connection with the Merger, at the rate of two (2) weeks of base salary per year of service with the Company, with a minimum of three (3) months of severance.  In addition, the Buyer shall offer outplacement services for Company employees terminated in connection with the Merger.

(v)           Except as otherwise provided herein, the Buyer will honor the existing employment agreements and other Company Contracts set forth on Section 4.15(a) of the Company Disclosure Schedule.

(vi)           Immediately prior to the Effective Time, the Company shall transfer to Mr. Long the title to the Company vehicle that Mr. Long currently drives.

(vii)           The Company and Company Bank may amend or restate the employment agreement by and between Company Bank and John Long and the severance agreements by and between Company Bank and each of Johnny Digby and Terry Laughter by no later than the earlier of the Closing Date or December 31, 2007, in order to cause a “change in control” to be a triggering event for distributions (without the necessity of separation from service) and to require the amounts due to John Long and Terry Laughter to be paid in a lump sum, and the amounts due to Johnny Digby to be paid in three (3) annual installments, in a manner that is consistent with Section 409A of the Code.  Company Bank shall pay such amounts, which are set forth in Section 6.2(c) of the Company Disclosure Schedule (such amounts shall not be increased in the event the Effective Time occurs in 2008 rather than 2007), commencing on the later of January 1, 2008 or the Effective Time; provided that in no event will the Company Bank be obligated to pay any amounts that would be disallowed as a deduction under Section 280G of the Internal Revenue Code.  Prior to the Effective Time, Company Bank shall obtain an agreement (a “Settlement Agreement”) in the form attached to Section 6.2(c) of the Company Disclosure Schedule, from each of John Long, Johnny Digby and Terry Laughter, to accept in full settlement of his or her rights under the employment or severance agreement the amounts and benefits set forth in the Settlement Agreements. Section 6.2(c) of the Company Disclosure Schedule sets forth the maximum safe harbor amounts payable to each of John Long, Johnny Digby and Terry Laughter within the meaning of Section 280G of the Code.

(viii)           In exchange for their willingness to remain in the employ of the Company Bank following the Effective Time and provided they do not voluntarily terminate their employment prior to the earlier to occur of (A) ninety (90) days following the Effective Time or (b) the date of the data processing conversion with respect to the merger of Company Bank into Buyer Bank, John Long shall receive a retention bonus cash payment of $70,000 and Johnny Digby and Terry Laughter shall each receive a retention bonus cash payment of $25,000, all upon the earlier to occur of ninety (90) days following the Effective Time or the date of the data processing conversion.

(d)           Directors and Officers Insurance and Indemnification.

(i)           The Buyer shall maintain, or shall cause the Buyer Bank to maintain, in effect for six (6) years from the Closing Date, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not taken as a whole Materially less favorable to the insured with respect to matters occurring prior to the Effective Time.

(ii)           From and after the Effective Time, the Buyer shall, or shall cause the Buyer Bank to, indemnify (including the advancement of expenses), defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of the Company or Company Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Person is, or is threatened to be made, a party or witness arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company Bank or any of its subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the fullest extent required or permitted by the Company’s Certificate of Incorporation (or as to the Company Bank, its charter) and permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time.  Any Indemnified Person wishing to claim indemnification under this Section 6.2(d)(ii), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer or the Buyer Bank from any liability that it may have under this Section 6.2(d)(ii), except to the extent such failure Materially prejudices the Buyer or its Affiliates).  In the event of any such Claim, whether arising before, on or after the Effective Time, (i) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Person in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless counsel for one or more Indemnified Parties advises his or her client that a conflict exists between his or her client and one or more other Indemnified Parties, in which event the fees and expenses of such counsel shall also be paid by the Buyer) whose reasonable fees and expenses shall be paid promptly as statements are received, (iii) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (iv) the Buyer shall have no obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer or the Buyer Bank may place the amounts at issue in escrow pending the final and nonappealable determination of such dispute).  The obligations of the Buyer and the Buyer Bank pursuant to this Section 6.1(d)(i)(d) are intended to be enforceable against the Buyer and the Buyer Bank directly by the Indemnified Parties.  The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the certificate of incorporation or bylaws of the Company or any of its subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

6.3           Covenants of All Parties to the Agreement.

(a)           Reorganization for Tax Purposes.  Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and agrees that it will not intentionally take any action that would cause the Merger to fail to so qualify.

(b)           Notification.  Each of the parties hereto agrees to notify promptly the other parties hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement.  The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

(c)           Consummation of Agreement.  The parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated.  Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the parties hereto, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.  Each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof.  Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto will take any action that would (i) adversely affect or Materially delay receipt of the Consents contemplated in Section 8.1(b), (ii) adversely affect or Materially delay its ability to perform its covenants and agreements made pursuant to this Agreement or (iii) adversely affect the ability of any party to obtain a required approval from any Regulatory Authority.

(d)           Corporate Action.  Subject to the terms and conditions hereof, each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action (including the Company’s recommendation of the Merger by its board of directors to its shareholders) and use each of their best efforts to cause all corporate and shareholder action to be taken as is necessary to consummate and give effect to the Merger.

(e)           Maintenance of Corporate Existence.  Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

(f)           Registration Statement and Proxy Statement.  As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Proxy Statement.  As soon as reasonably practicable after all consents contemplated by Section 8.1(b) have been obtained, the Buyer and the Company shall prepare, and the Company shall deliver by mail to the holders of record of the Company Shares, the Proxy Statement.  The Buyer and the Company shall each use their reasonable best efforts to cause the Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder.  The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.  Subject to Section 6.1(d), the Proxy Statement shall include the recommendation of the Boards of Directors of the Company in favor of the Merger.

(g)           Applications and Reports. The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

(h)           Closing.  Subject to the terms and conditions hereof, the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

(i)           Affiliate Agreements.  Not less than 30 days prior to the Effective Time, the Buyer shall deliver to the Company a letter identifying all Persons who, in the judgment of the Buyer, may be deemed an  “affiliate” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof.  The Company shall use reasonable best efforts to cause each person identified on such list to deliver to the Buyer not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit C.

(j)           Section 16(b) Exemption.  Assuming that the Company delivers to the Buyer the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of the Buyer, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of the Buyer Common Stock in exchange for shares of the Company Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Law.  The “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders and the number of shares of the Company Common Stock held by each such Company Insider and expected to be exchanged for the Buyer Common Stock in the Merger.  The “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to the Buyer Common Stock subsequent to the Effective Time.

(k)           Company ESOP.  The Company ESOP shall be terminated as of, or immediately prior to, the Effective Time (all shares held by the Company ESOP shall be converted into the right to receive the Merger Consideration), all outstanding Company ESOP indebtedness shall be repaid from the Merger Consideration in the unallocated stock fund, and the balance shall be allocated as earnings of the Company ESOP and distributed to Company ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the Company ESOP and unless otherwise required by applicable Law.  In accordance herewith, the Company and Company Bank shall amend the Company ESOP to cause all account balances to be distributed in the form of lump sum distributions following the receipt of a favorable determination letter from the IRS on the termination of the Company ESOP.  Prior to the Effective Time, the Company and Company Bank, and following the Effective Time, Buyer and Buyer Bank shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the Company ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter).  The Company and Company Bank, and following the Effective Time, Buyer and Buyer Bank, will adopt such amendments to the Company ESOP as may be reasonably required by this Section 6.3(k) in order to facilitate termination of the Company ESOP or by the IRS as a condition to granting such favorable determination letter on termination.  Until receipt of a favorable determination letter on termination from the IRS, neither the Company nor Company Bank, or following the Effective Time, the Buyer or Buyer Bank shall make any distribution from the Company ESOP relating to the termination of the Company ESOP except as may be required by applicable Law.  In the case of a conflict between the terms of this Section 6.3(k) and the terms of the Company ESOP, the terms of the Company ESOP shall control; however, in the event of any such conflict, the Company and Company Bank before the Merger, and Buyer and Buyer Bank after the Merger, shall use their best efforts to cause the Company ESOP to be amended to conform to the requirements of this Section 6.3(k).

ARTICLE VII

DISCLOSURE OF ADDITIONAL INFORMATION

7.1           Access to Information.  Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

(a)           give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

(b)           furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

7.2           Access to Premises.  Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company’s and its subsidiaries’ Real Property for the purpose of inspecting such property.

7.3           Environmental Survey.  At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Company shall deem necessary or desirable (collectively, the “Environmental Survey”).  The Buyer shall complete all such Phase I environmental assessments within 45 days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within 45 days following completion of all Phase I environmental assessments.  Subject to the breach of any representation or warranty contained herein, the costs of the Environmental Survey shall be paid by the Buyer.

7.4           Confidentiality.  The parties hereto acknowledge that each of the Buyer and the Company have previously executed a separate agreement (the “Confidentiality Agreement”) dated May 23, 2007 in contemplation of negotiations regarding the Merger and agree that such agreement shall continue in full force and effect in accordance with its terms.

7.5           Publicity.  Without the prior consent of the other parties, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other parties hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Mutual Conditions.  The respective obligations of each party hereto to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to Section 10.4 of this Agreement:

(a)           Adverse Proceedings.  Neither the Company nor the Buyer nor any shareholder thereof shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Merger, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby.  Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party’s control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

(b)           Consents.

(i)           Regulatory Approval.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Buyer or the Company would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(ii)           Consents and Approvals.  Each party hereto shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract, including those Consents listed on Section 4.2 of the Company’s Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate result in a Material Adverse Effect on such Person.

(c)           Effectiveness of Registration Statement. The Registration Statement filed with the SEC covering the shares of the Buyer’s Stock to be issued pursuant hereto shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

(d)           Approval.  The Company’s shareholders shall have approved this Agreement and the Merger in accordance with applicable corporate law.

(e)           Tax Opinion.  On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of an acceptable tax advisor, reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:  (i) the Merger, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer or the Company by reason of the Merger, (iii) the exchange or cancellation of Company Shares in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of the Company to the extent such shareholders receive Buyer’s Stock in exchange for their Company Shares, (iv) the basis of the Buyer’s Stock to be received by a shareholder of  the Company will be the same as the basis of the stock of the Company surrendered in connection with the Merger, and (v) the holding period of the shares of the Buyer’s Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Shares surrendered in connection with the

 Merger, provided that the Company Shares surrendered in connection with the Merger are held as a capital asset at the Effective Time of such Merger.  Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth the facts, assumptions and representations on which such tax advisor may rely in rendering its opinion.

(f)           Blue Sky Approvals.  The Buyer shall have received all state securities or “Blue Sky” Permits or other authorizations or confirmations as to the availability of exemptions from “Blue Sky” registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or to the Knowledge of the Buyer or the Company, threatened by a state “Blue Sky” administrator with respect to the issuance of the Buyer’s Stock in the Merger.

(g)           Nasdaq Listing.  As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer’s Stock to be issued to shareholders of the Company in connection with the Merger to be listed on the Nasdaq Global Select Market as of the Effective Time.

8.2           Conditions to the Obligations of the Company.  The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to Section 10.4 of this Agreement:

(a)           All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date and except for representations and warranties expressly qualified by “Materiality” or that constitute a breach only if they have a “Material Adverse Effect” or similar materiality qualifier, which must be accurate in all respects as of the Closing Date).  The Buyer shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           All documents required to have been executed and delivered to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(c)           The Company shall have received from Howe Barnes Hoefer & Arnett, Inc., a letter, dated not more than five Business Days prior to the Proxy Statement, that the Merger Consideration is fair, from a financial point of view, to the holders of the Company’s Shares.

(d)           As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i)           a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii)           a true and complete copy of its certificate of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii)           a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)           a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

(v)           a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

(vi)           a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement; and

(vii)           evidence of Buyer’s compliance with Section 6.2(b) and the penultimate sentence of Section 2.7(c).

(e)           The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Stock in exchange for all of the Company Shares.

8.3           Conditions to the Obligations of the Buyer.  The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to Section 10.4 of this Agreement:

(a)           All representations and warranties of the Company contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date and except for representations and warranties expressly qualified by “Materiality” or that constitute a breach only if they have a “Material Adverse Effect” or similar materiality qualifier, which must be accurate in all respects as of the Closing Date). The Company shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Merger.

(c)           Holders of Company Options that include “Dividend Equivalent Rights” (as defined in the Option Plan) shall have delivered written waivers of such Dividend Equivalent Rights, which waivers shall be in form and substance reasonably satisfactory to the Buyer.

(d)           The Buyer shall have received a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the termination of the Company ESOP.

(e)           All documents required to have been executed and delivered to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(f)           As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries:

(i)           a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii)           a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii)           a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)           a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

(v)           with respect to the Company only, a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi)           with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

ARTICLE IX

TERMINATION

9.1           Termination.  The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           By mutual written consent of the Company and the Buyer;

(b)           By either the Buyer or the Company, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or the Buyer from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in such law, regulation, judgment, injunction, order or decree;

(c)           By either the Buyer or the Company if the Effective Time shall not have occurred on or before June 30, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill in any Material respect any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before June 30, 2008;

(d)           By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 6.3(c)), and has not been waived;

(e)           At any time on or prior to the Closing Date, by the Buyer in writing, if the Company has, or by the Company, if the Buyer has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

(f)           By either the Buyer or the Company if the approval by the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon the taking of such vote at a duly held meeting of the Company’s shareholders or at any adjournment thereof;

(g)           By the Buyer, if:

(i)           the Company’s board of directors shall have failed to recommend the Merger to its shareholders at the Shareholder Meeting, (ii) withdrawn its recommendation of the Merger to its shareholders or (iii) modified or qualified its recommendation of the Merger in any manner adverse to the consummation of the Merger;

(ii)           the Company shall have breached its obligation under this Agreement by reason of a failure to timely call and hold the Shareholder Meeting in accordance with Section 6.1(c); or

(iii)           a tender or exchange offer relating to securities of the Company or any of its subsidiaries shall have been commenced by a Person unaffiliated with the Company or its subsidiaries, and the Company shall not have sent to its shareholders within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company’s board of directors recommends rejection of such tender or exchange offer;

(h)           by the Company, by written notice to the Buyer within five Business Days of the Measurement Date (as hereinafter defined), if the Average Closing Price of the Buyer’s Stock is less than $16.50 per share (adjusted for any Stock Adjustments) as of the Measurement Date; provided, however, that upon receipt of notice of termination pursuant to this Section 9.1(h) from the Company, the Buyer shall have five Business Days to provide written notice to the Company of the Buyer’s agreement to increase the Exchange Ratio and/or pay cash to the shareholders of the Company, such that the sum of the increased Exchange Ratio multiplied by the Average Closing Price of the Buyer’s Stock, plus any cash paid per share, is at least $18.975.  If the Buyer so provides timely written notice that it agrees to increase the Merger Consideration as described above, the Company’s notice of termination shall be void and of no further force and effect.

For purposes of this subclause (h): “Measurement Date” means the later to occur of (i) the date of shareholder approval of this Agreement by the Company’s shareholders, or (ii) the date of the last Consent from a Regulatory Authority required for consummation of the Merger (without giving effect to any required waiting periods in such Consent).

For purposes of this subclause (h):  “Average Closing Price” means, with respect to the Buyer’s Stock, the average of the daily closing sales price thereof on the Nasdaq Global Select Market, as reported in The Wall Street Journal, for the 20 trading days ending three Business Days prior to the Measurement Date.

(i)           by the Company, if (i) the board of directors of the Company shall have determined, based upon the advice of outside counsel experienced in such matters, that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(i) unless, after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer notice of the latest Material terms and conditions comprising such Acquisition Proposal), and then taking into account any amendment or modification to this Agreement proposed by the Buyer, the Company’s board of directors believes, based upon the advice of outside counsel experienced in such matters, that such Acquisition Proposal constitutes a Superior Proposal, and (ii) the Company thereafter executes a definitive, binding transaction agreement to consummate an Acquisition Transaction in furtherance of such Acquisition Proposal.

9.2           Procedure and Effect of Termination.

(a)           In the event of a termination contemplated hereby by either party pursuant to Section 9.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either party hereto.  In such event:

(i)           the parties hereto shall continue to be bound by (a) their obligations of confidentiality set forth in the Confidentiality Agreements, and all copies of the information provided by the a party hereto to the other party will be returned or destroyed immediately upon its request therefor, (b) the provisions set forth in Section 7.5 relating to publicity, and (c) the provisions set forth in Section 10.1 relating to expenses;

(ii)           all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made; and

(iii)           if the termination is pursuant to Section 9.1(e) or Section 9.1(g), the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

9.3           Termination Fee; Expenses.

(a)           If (i) this Agreement is terminated by the Company pursuant to Section 9.1(i), or (ii) the Company or any of its subsidiaries receives an Acquisition Proposal and the Company’s board of directors fails to recommend or continue recommending approval of the Merger to the Company’s shareholders or amends or withdraws its recommendation of the Merger to the Company’s shareholders, and the Company’s shareholders do not approve the Merger at the Shareholder Meeting, then the Company shall pay to the Buyer, within one Business Day following the termination of this Agreement or the Shareholder Meeting, as applicable, the amount of $1,200,000 (the “Termination Fee”).  Notwithstanding anything in this Agreement to the contrary, if the Termination Fee is paid pursuant to this Section 9.3(a), then the Buyer will not have any other rights or claims against the Company, Company Bank, their Affiliates or their respective officers and directors arising from the termination of this Agreement, it being agreed that the acceptance of the Termination Fee will constitute the Buyer’s sole and exclusive remedy for such termination.

(b)           If this Agreement is terminated by the Company pursuant to Section 9.1(e), the Buyer shall reimburse the Company’s Costs within one Business Day of the date of termination.

(c)           If this Agreement is terminated by the Buyer pursuant to Section 9.1(e), the Company shall reimburse the Buyer’s Costs within one Business Day of the date of termination.

(d)           All amounts payable pursuant to this Section 9.3 shall be payable by wire transfer of immediately available funds to an account designated by the recipient.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1           Expenses.  Except as provided in Section 9.3, whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger and (ii) the Company shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger.

10.2           Survival of Representations.  The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date.  No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

10.3           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of both parties hereto.

10.4           Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

10.5           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

(a)           Any notice to any of the Company shall be delivered to the following addresses:

Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, South Carolina  29520
Attention:      John S. Long
President and Chief Executive Officer
Telephone:    (843) 537-7656
Facsimile:       (843) 537-4436

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Ave., NW
Suite 400
Washington, DC  20015
Attention:   John J. Gorman
Telephone: (202) 274-2001
Facsimile:    (202) 362-2902

(b)           Any notice to the Buyer shall be delivered to the following addresses:

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
Attention:     Chief Executive Officer
Telephone:   (910) 576-6171
Facsimile:      (910) 576-1070

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina  28246
Attention:     Henry H. Ralston
Telephone:   (704) 377-2536
Facsimile:      (704) 378-4000

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

10.6           Assignment; Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  This Agreement shall not be deemed to confer upon any third party beneficiaries or other Persons, including any employees of the Company, any rights or remedies hereunder, except as expressly set forth herein.

10.7           Separable Provisions.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

10.8           Governing Law.  The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

10.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10          Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11          Entire Agreement.  This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof, except as explicitly provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

GREAT PEE DEE BANCORP, INC.

By:	/s/ John S. Long
	Name:	John S. Long
	Title:	President & CEO

BUYER:

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
	Name:	Jerry L. Ocheltree
	Title:	President & CEO

        [Signature Page to Merger Agreement]

Appendix 1

“Acquisition Proposal” means any offer or proposal by any Person concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Acquisition Transaction” means the consummation of any merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of the foregoing, or the acquisition in any manner, directly or indirectly, of a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person.  For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes its subsidiaries.

“Agreement” means this Merger Agreement.

“Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

“Average Closing Price” has the meaning given to it in Section 9.1(h).

“Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“Business Day” means any day excluding Saturday, Sunday and any day that shall be a legal holiday in the State of North Carolina.

“Buyer” has the meaning given to it in the introductory paragraph hereof.

“Buyer Bank” means First Bank, a North Carolina bank and a wholly owned subsidiary of the Buyer.

“Buyer Contracts” has the meaning given to it in Section 5.15.

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“Buyer ERISA Affiliate” has the meaning given to it in Section 5.14.

“Buyer Financial Statements” means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income and stockholder’s equity and cash flows for the years ended December 31, 2006, 2005 and 2004 and consolidated audited balance sheets as of December 31, 2006 and 2005, as well as the interim unaudited consolidated statements of income and stockholders’ equity and cash flows for the fiscal quarter ended March 31, 2007 and the consolidated interim balance sheet as of March 31, 2007.

“Buyer Improvements” has the meaning given to it in Section 5.9(b).

“Buyer Proprietary Rights” has the meaning given to it in Section 5.17(a).

“Buyer Real Property” has the meaning given to it in Section 5.9(a).

“Buyer SEC Reports” has the meaning given to it in Section 5.4.

 “Buyer’s Stock” means the common stock of First Bancorp, no par value, as traded on the Nasdaq Global Select Market.

“Claim” has the meaning given to it in Section 6.2(d)(ii).

“Closing” means the closing of the Merger, as identified more specifically in Article III.

“Closing Date” has the meaning given to it in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Company” has the meaning given to it in the introductory paragraph hereof.

“Company Bank” means Sentry Bank & Trust, a federal savings association and a wholly owned subsidiary of the Company.

“Company Contracts” has the meaning given to it in Section 4.15.

“Company ERISA Affiliate” has the meaning given to it in Section 4.14.

“Company ESOP” means the Company’s Employee Stock Ownership Plan and Trust.

“Company Financial Statements” means, with respect to the Company and its subsidiaries, the consolidated audited statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2006, 2005 and 2004 and consolidated audited statements of financial condition as of June 30, 2006 and 2005, as well as the interim unaudited consolidated statements of operations and stockholders’ equity and cash flows for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 and the consolidated interim statements of financial condition as of September 30, 2006, December 31, 2006 and March 31, 2007.

“Company Improvements” has the meaning given to it in Section 4.9(b).

“Company Options” has the meaning given to it in Section 2.7.

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“Company Pension Plan” means any Pension Plan operated or maintained at any time by the Company, the Company Bank, or any of their subsidiaries.

“Company Proprietary Rights” has the meaning given to it in Section 4.17.

“Company Real Property” has the meaning given to it in Section 4.9(a).

“Company Shares” has the meaning given to it in Section 2.2(a).

“Confidentiality Agreements” has the meaning given to it in Section 7.4.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

“Continuing Employees” has the meaning given to it in Section 6.2(c).

“Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

“Costs” means the legal, accounting, investment banking, printing, mailing and other out-of-pocket fees and expenses incurred by the Company and it subsidiaries or the Buyer and its subsidiaries, as the case may be, in connection with this Agreement and the transactions contemplated herein.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” has the meaning given to it in Section 2.6.

“Effective Time” has the meaning given to it in Section 2.1(e).

“Employment Agreement” means that certain Employment Agreement to be entered into between the Buyer and John Long in connection with the transactions contemplated hereby, substantially in the form of Exhibit B.

“Environmental Assessment” means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company and its subsidiaries.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.  Without limiting the foregoing, each of the

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following is an Environmental Law:  the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

“Environmental Survey” has the meaning given to it in Section 7.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning given to it in Section 2.4.

“Exchange Ratio” means 1.15 shares of the Buyer’s Stock for each Company Share, subject to adjustment pursuant to Section 9.1(h).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

“Hazardous Material” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

“Indemnified Parties” has the meaning given to it in Section 6.2(d)(ii).

“Indemnified Liabilities” has the meaning given to it in Section 6.2(d)(ii).

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 “Intellectual Property” means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data and related documentation) and (vi) all other proprietary rights.

“Knowledge of the Buyer” means the actual personal knowledge of any of the directors and officers of the Buyer and any of its subsidiaries.

“Knowledge of the Company” means the actual personal knowledge of any of the directors and officers of the Company and any of its subsidiaries.

“Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) Liens to secure advances and other borrowings from Regulatory Authorities incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Collateral” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

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“Market Value” of the Buyer’s Stock on any date shall be the closing price of such stock on the Nasdaq Global Select Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in market interest rates, real estate markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks or thrifts and their holding companies, (d) actions and omissions of a Person (or any of its subsidiaries) taken with the prior informed consent of the other Person in contemplation of the transactions contemplated hereby, or (e) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Persons.

“Measurement Date” has the meaning given to it in Section 9.1(h).

“Merger” has the meaning given to it in the Background Statement hereof.

“Merger Consideration” has the meaning given to it in Section 2.3(a).

“Option Plan” means the 2003 Long-Term Incentive Stock Benefit Plan.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

“Participation Facility” shall mean any facility or property in which the Person in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA).

“Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Permitted Real Property Encumbrances” means (i) minor imperfections of title, if any, none of which materially detracts from the value or impairs the present or anticipated use of the Real Property subject thereto, or impairs the present or anticipated operations of the Company and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the Real Property subject thereto.

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“Person” means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

“Per Share Stock Consideration” has the meaning given to in Section 2.3(a).

“Plan of Merger” means a Plan of Merger to give effect to the Merger, which shall be substantially in the form of Exhibit A hereto.

“Proxy Statement” has the meaning given to it in Section 4.19.

“Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties).  Notwithstanding the foregoing, “Real Property,” as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term “Real Property” is being used.

“Registration Statement” has the meaning given to it in Section 4.19.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the North Carolina Commissioner of Banks, the South Carolina Board of Financial Institutions, the FDIC, the FHLB, the National Association of Securities Dealers and the SEC, and all other regulatory agencies having jurisdiction over the Parties and their respective subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” means the Securities and Exchange Commission.

 “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

“Settlement Agreement” has the meaning given to it in Section 6.2(c).

“Shareholder Meeting” has the meaning given to it in Section 4.19.

“Stock Adjustment” has the meaning given to it in Section 2.3(b).

“Superior Proposal” means a bona fide written unsolicited Acquisition Proposal (including a new or solicited proposal received by the Company or any of its subsidiaries after execution of this Agreement from a party whose initial contact with the Company may have been solicited prior to the execution of this Agreement) that the Company’s board of directors concludes in good faith to be more favorable from a financial point of view to the Company’s shareholders than the Merger and the other transactions contemplated hereby, (i) based on the advice of its financial advisors (which shall be reasonably acceptable to the Buyer), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (with the advice of outside counsel reasonably acceptable to the Buyer), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

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“Surviving Company” has the meaning given to it in Section 2.1(a).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxable Period” shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“Termination Fee” has the meaning given to it in Section 9.3(a).

“Transmittal Letter” has the meaning given to it in Section 2.5(a).

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